As filed with the Securities and Exchange Commission on January 23, 2020.

Registration No. 333-32420

Registration No. 033-61847

Registration No. 033-51887

Registration No. 033-68036

Registration No. 033-38952

Registration No. 2-91276

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 (333-32420)

Post-Effective Amendment No. 1 (033-61847)

Post-Effective Amendment No. 1 (033-51887)

Post-Effective Amendment No. 1 (033-68036)

Post-Effective Amendment No. 1 (033-38952)

Post-Effective Amendment No. 2 (2-91276)

To Form S-8

Registration Statement

Under the Securities Act of 1933

PROTECTIVE LIFE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	95-2492236 (I.R.S. Employer Identification No.)

2801 Highway 280 South Birmingham, Alabama 35223 (Address, including Zip Code, of Principal Executive Offices)

1997 Long-Term Incentive Plan

1996 Stock Incentive Plan

Protective Life Corporation 401(k) and Stock Ownership Plan

Protective Life Corporation Deferred Compensation Plan for Officers

Protective Life Corporation Deferred Compensation Plan for Directors Who are Not Employees of the Company

Protective Corporation 401(k) Plan

(Full Titles of the Plans)

Mark L. Drew, Esq.

Executive Vice President and General Counsel

2801 Highway 280 South

Birmingham, Alabama 35223

(205) 268-3700
(Name, address and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note – Deregistration of Securities

Protective Life Corporation (the “Company”) is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements on Form S-8 (together, the “Registration Statements”), which have been previously filed with the Securities and Exchange Commission (the “Commission”), to deregister any and all of the following securities of the Company that were registered but that remained unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•      Registration Statement No. 333-32420, filed with the Securities and Exchange Commission (the “Commission”) on March 14, 2000, registering 4,000,000 shares of the Company’s common stock, par value $0.50 per share (“Common Stock”), under the 1997 Long-Term Incentive Plan and the 1996 Stock Incentive Plan, as amended by Post-Effective Amendment No.1 filed with the Commission on March 14, 2002.

•      Registration Statement No. 033-61847, filed with the Commission on August 16, 1995, registering 500,000 shares of Common Stock and an indeterminate amount of plan interests under the Protective Life Corporation 401(k) and Stock Ownership Plan.

•      Registration Statement No. 033-51887, filed with the Commission on January 13, 1994, registering 400,000 shares of Common Stock under the Protective Life Corporation Deferred Compensation Plan for Officers.

•      Registration Statement No. 033-68036, filed with the Commission on August 27, 1993, registering 50,000 shares of Common Stock under the Protective Life Corporation Deferred Compensation Plan for Directors Who are Not Employees.

•      Registration Statement No. 033-38952, filed with the Commission on February 8, 1991, registering 100,000 shares of Common Stock and an indeterminate amount of plan interests under the Protective Life Corporation 401(k) and Stock Ownership Plan.

•     Registration Statement No. 2-91276, filed with the Commission on May 23, 1984, registering 62,500 shares of Common Stock under the Protective Corporation 401(k) Plan, as amended by Post-Effective Amendment No.1 filed with the Commission on June 12, 1985.

On February 1, 2015 (the “Effective Date”), the Company consummated the merger contemplated by the Agreement and Plan of Merger, dated as of June 3, 2014 (the “Merger Agreement”), by and among the Company, The Dai-ichi Life Insurance Company, Limited, a kabushiki kaisha organized under the laws of Japan (now known as Dai-ichi Life Holdings, Inc.) (“Dai-ichi”), and DL Investment (Delaware), Inc., a Delaware corporation and wholly-owned subsidiary of Dai-ichi (the “Merger Sub”). Pursuant to the terms of the Merger Agreement, the Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger as a privately-held, wholly-owned subsidiary of Dai-ichi.

As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertaking contained in each Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered which remained unsold at the termination of the offering, the Company is filing these Post-Effective Amendments to the Registration Statements to deregister all of the securities registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Date, as the Company has not offered or sold any such securities since the date of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on January 23, 2020.

Protective Life Corporation

By:	/s/ Paul R. Wells
	Name:	Paul R. Wells
	Title:	Senior Vice President, Chief Accounting Officer and Controller

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.